Exhibit 99.1

Karen Rogge Joins Rambus Board of Directors

SAN JOSE, Calif. — May 4, 2021 — Rambus Inc. (NASDAQ: RMBS), a provider of industry-leading chips and silicon IP making data faster and safer, today announced the addition of Karen Rogge to its Board of Directors.

Ms. Rogge is a proven executive with extensive finance and operations management experience at leading public technology companies including Hewlett Packard, Seagate Technology, and Extreme Networks, as well as private companies. She is president of the RYN Group LLC, a management consulting business. Ms. Rogge has served as a board director at Kemet Corporation, acquired by Yageo, and AeroCentury Corporation. Previously, she was CFO & senior vice president of Extreme Networks, a leading network solutions company. Prior to that, she was vice president of Corporate Finance, Treasurer, and Principal Accounting Officer at Seagate Technology. Earlier in her career, she held executive positions in finance and operations at Hewlett Packard.

“We are excited to welcome Karen to the Rambus board,” said Chuck Kissner, chairman of the Rambus Board of Directors. “She brings valuable board of director experience, expertise and insights to support the company’s strategic direction and ongoing growth.”

“Rambus’ products and technology are at the heart of some of today’s fastest growing markets,” said Ms. Rogge. “I am honored to join the board and look forward to helping guide the company in its future success.”

Ms. Rogge holds a Bachelor of Science in Business Administration with an accounting concentration, from California State University, Fresno and a Master of Business Administration degree from Santa Clara University.

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About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Press Contact:

Cori Pasinetti

Rambus Corporate Communications

t: (408) 462-8306

cpasinetti@rambus.com

Source: Rambus Inc.